UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2026

OFA GROUP

(Exact name of registrant as specified in its charter)

Cayman Islands	001-42592	98-1824417
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

609 Deep Valley Drive, Suite 200 Rolling Hills, CA	90274
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 418-5160

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Ordinary Shares, $0.001 par value per share	OFAL	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 31, 2026, Office for Fine Architecture Limited, a subsidiary of the Registrant (the “Buyer”), entered into an Intellectual Property Assignment and Co-Ownership Agreement (the “Agreement”) with Alan To AI Consultancy Co. Limited (the “Seller”). Pursuant to the Agreement, the Buyer acquired from the Seller a 50% undivided co-ownership interest in certain intellectual property relating to the QIKBIM system and related deliverables, including specified rights relating to the United States standards and Hong Kong standards adaptation and commercialization version of such system (the “Acquired IP”). The Agreement also amends, restates, replaces and supersedes certain prior option-to-purchase, exclusivity, license, acquisition-cost conversion, governance and related mechanics contained in the parties’ prior co-development arrangements with respect to the Acquired IP and the related business.

Under the Agreement, the aggregate purchase price for the acquired interest is $17,500,000. The Agreement provides those historical payments previously made by Buyer and/or its affiliates to Seller in the aggregate amount of $11,994,800 are credited against the purchase price. The Buyer is also obligated to pay Seller (i) a final installment of $2,998,700 on or before December 31, 2026, and (ii) supplemental consideration of $2,506,500 on or before December 31, 2026. In addition, the Agreement contemplates that Buyer will deposit $880,000 into an escrow account designated by Buyer, which amount will constitute part of, and not in addition to, the purchase price and will be credited against the supplemental consideration when released to Seller. Any unpaid final installment or supplemental consideration not paid when due will accrue simple interest at a rate of 3% per annum or the maximum rate permitted by applicable law, whichever is lower. The Agreement further provides that any delay or failure by Buyer to pay any portion of the purchase price when due does not unwind, rescind or automatically reverse the assignment of the acquired interest.

Following the closing, Buyer and Seller hold the Acquired IP as contractual co-owners; however, the Agreement provides that the Buyer has the sole and final right, power and authority to manage, control and direct operational, technical, strategic and commercial matters relating to the Acquired IP and the related QIKBIM business, including product roadmap, technical architecture, branding, pricing, customer contracting, licensing and sublicensing, cloud deployment, data governance, budgets and compliance matters. Seller’s consent rights are limited to certain narrowly defined fundamental matters. The Agreement also contains restrictions on the Seller’s ability to transfer its retained interest, grant licenses or other rights with respect to the Acquired IP, compete with the QIKBIM business using the Acquired IP, or otherwise impair Buyer’s practical control of the Acquired IP or related business.

The Agreement grants Buyer an irrevocable option to acquire all or any portion of Seller’s retained interest upon the occurrence of specified events, including certain material breaches, prohibited transfers, impairment of underlying rights, insolvency events relating to Seller, or events materially impairing Buyer’s practical control of or ability to commercialize the Acquired IP or related business.

The Agreement further provides that net monetization proceeds from the Acquired IP will be shared 50% to Buyer and 50% to Seller, subject to the recovery by Buyer of certain buyer-funded development amounts from such proceeds before any 50/50 distribution to Seller. Buyer controls invoicing, collection, accounting, and remittance with respect to the Acquired IP and related business.

In addition, Seller has agreed to provide transition support, technical cooperation, bug fixes, troubleshooting, maintenance support, deployment support, knowledge transfer and handover assistance for a period of 24 months following the effective date of the Agreement, including critical issue response obligations and commercially reasonable efforts to maintain underlying rights necessary for the operation, maintenance, and support of the QIKBIM business.

The Agreement also contains customary and negotiated provisions relating to representations and warranties, indemnification, confidentiality, public announcements, cooperation, dispute resolution and other miscellaneous matters. Among other things, the Agreement provides that Buyer has the sole right to determine the timing, manner and content of any public announcement, securities filing, stock exchange filing, investor communication or other public-company disclosure relating to the Agreement, the Acquired IP or the related business.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Intellectual Property Assignment and Co-Ownership Agreement, dated as of March 31, 2026, by and between Office for Fine Architecture Limited and Alan To AI Consultancy Co. Limited.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2026	OFA Group

	By:	/s/ Li Hsien Wong
	Name:	Li Hsien Wong
	Title:	Chief Executive Officer